CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
Diccicco Battista Communications	American Realty Capital Properties, Inc.
tdefazio@dbcworks.com	bblock@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Properties Announces Acquisition of $8.8 Million FedEx Property and Strong Acquisition Pipeline of More Than $167.2 Million

New York, New York, March 15, 2013 – American Realty Capital Properties, Inc. (“ARCP” or the “Company”) (NASDAQ: “ARCP”) announced today that it acquired a FedEx Ground distribution facility leased to a subsidiary of FedEx Corporation (NYSE: “FDX”) with 68,425 rentable square feet located in Lowell, Arkansas for a purchase price of $8.8 million at a capitalization rate of 9.0% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue, less property operating expenses, by base purchase price).

Additionally, the Company announced that it currently has a robust pipeline of acquisitions under contract totaling approximately $167.2 million with an average remaining lease duration of 12.7 years to be purchased at a weighted average capitalization rate of 8.0%.

Nicholas S. Schorsch, Chief Executive Officer and Chairman of ARCP added, “We continue to add credit tenants to our portfolio and have assembled an attractive second quarter 2013 pipeline.” Mr. Schorsch continued, “Our acquisitions team continues to find favorable buying opportunities in the net lease space.”

Important Notice

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market that qualified as a real estate investment trust for U.S. federal income tax purposes for the taxable year ended December 31, 2011, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about the Company can be found on its website at www.arcpreit.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-342-3600 or tdefazio@dbcworks.com.